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                                    ADDENDA


     Notwithstanding anything herein to the contrary, this Agreement shall be deemed to incorporate (i) the Xyvision PDM System Proposal #950-0275-3 (the "Proposal") presented to Underwriters Laboratories Inc., dated December 6, 1996 and (ii) the Final Implementation Plan (the "Implementation Plan") to be developed and negotiated by the parties during the implementation planning phase of this Agreement on the basis of a sample implementation plan already submitted by Xyvision to Underwriters Laboratories Inc., and (iii) Exhibit A-Third Party Software/ Hardware Warranty and Maintenance. In the event of a conflict among the terms of this Agreement, the Proposal, and the Implementation Plan, the terms of the Proposal or of the Implementation Plan shall supersede the other terms of this Agreement, and the terms of the Implementation Plan shall supersede the terms of the Proposal.

1. INSERT 6.1A
     Notwithstanding anything to the contrary in this Agreement, Xyvision warrants that there are no errors in the Products associated with the processing of calendar-related data before, during, or after the year 2000.

2. INSERT 6.8
     In addition to the above referenced warranties, Xyvision warrants that it (and its employees and agents) will perform all work in a good and workmanlike fashion in accordance with the highest professional and industry standards, utilizing the most efficient and state of the art technology and information available. Xyvision further warrants that it (and its employees and agents) shall use established, sound, and professional principles and practices in accordance with the highest professional and industry standards in the performance of the work hereunder and that the performance of Xyvisions's personnel shall reflect such personnel's best professional knowledge, skill and judgment. Xyvision shall be responsible for the professional quality, technical accuracy, completeness and coordination of all services provided under this Agreement. If Xyvision fails to meet applicable professional standards, it shall, without additional compensation, correct or revise any errors or deficiencies in the services provided hereunder.

     Without limiting the generality of the foregoing, Xyvision warrants that all deliverable including software provided by Xyvision hereunder, shall (1) materially conform to all contract specifications for such services and deliverables; (2) be merchantable and fit for the purposes intended; (3) be free from significant programming errors and defects in workmanship and material; (4) be capable of performing the functions identified in any design documentation and (5) be free of all known "computer viruses" or other "contaminants," including without limitation any codes or instructions that may be used to access, modify, delete, damage or disable Customer's computer system or otherwise interfere with Customer's use and enjoyment of any deliverable.

     All product warranties made on deliverables, whether by Xyvision or any third party, including without limitation the manufacturer, shall run directly to and for the benefit of Customer, whether made by Xyvision or any third party.

3. INSERT 8.2A
     Xyvision acknowledges that any information relating to Customer's financial operations, testing activities, or client identities or data are deemed to be Proprietary Information for purposes of this Agreement.

     Xyvision acknowledges and agrees that all information whatsoever provided by Customer to Xyvision, including, without limitation, each and every of the following provided by or to Customer, is Customer's Proprietary Information: testing and laboratory procedures and protocols, business, scientific, and/or technical formulations, software, shop rights, methods of doing business, financial information, client lists and information, computer data, information and software, computer hardware information, pricing information, reports, designs, drawings, specifications, and documents, regardless of the form or mode of recordation or retention, including Proprietary information belonging to a client of Customer. If Customer requests, Xyvision shall cause its applicable personnel to execute a confidentiality and intellectual property transfer agreement(s) in such forms as are satisfactory to Customer; however, Proprietary Information shall, in all events, be provided to Xyvision's personnel only on a "need to know" basis. Without the express prior written approval of Customer, Xyvision shall not use any Proprietary Information for any purpose, including for its own benefit or the benefit of any third party, bearing or containing any Proprietary Information. All changes, modifications, or improvements made by Xyvision in any Proprietary Information shall constitute so much additional Proprietary Information subject to the terms and conditions of this Agreement.

4. MOST FAVORED NON-GOVERNMENTAL CUSTOMER
     Xyvision shall treat Customer as its most favored non-governmental customer for the period covered by this Agreement and in particular shall not reassign any staff working on Services or Products under this Agreement to

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other projects until work on such Services or Products has been completed, tested and accepted in accordance with this Agreement. Xyvision represents and warrants that for the term of this Agreement, the provisions of this Agreement are comparable to or more favorable than the provisions it is offering to any other non-governmental customer.

5. COMPLIANCE WITH APPLICABLE LAWS
     Production, sale and provision of the purchased Services and Products shall comply with all federal, state, and other laws applying thereto, including the requirements of Section 6, 7 and 12 of the Fair Labor Standards Act, as amended, and of regulations and orders of the United States Department of Labor issued under Section 14 thereof. Each Service or Product will be provided subject to the provisions of Executive Order 11246, as amended, 41 CFR 60-741, and 41 CFR 60-250 and the applicable provision of the Americans with Disabilities Act of 1990, unless otherwise exempt thereunder by the rules and regulations of the Office of Federal Contract Compliance Programs or other applicable agency. All OSHA requirements relating to construction (Code of Federal Regulations, Title 29, Chapter XVII, Part 1926) shall be complied with by Xyvision and its subcontractors, if any.

6. INSPECTION AND ACCEPTANCE
     UL is entitled to inspect and review all services and hardware and software products provided under this Agreement for conformity with Xyvisions's obligations hereunder and as defined in the implementation plan. In case of any non-conformity, neither UL's inspection nor full or partial payment of the purchase price shall in any event constitute acceptance and shall not prejudice any of UL's rights or claims stated herein or available at law or equity. UL reserves the right to cancel, without penalty or premium, all or any part of the uncompleted portion of an order (1) if Xyvision does not perform its services timely as specified, time being of the essence of this contract, or
(2) if Xyvision breaches any of the terms hereof including, without limitation, any warranty of Xyvision.

     If during acceptance testing UL determines, at its sole discretion, that deficiencies exist in the services performed or software products provided hereunder, Xyvision shall promptly correct said deficiencies at no additional cost to UL.

7. INDEPENDENT CONTRACTORS
     Xyvision and Customers agree that Xyvision is an independent contractor as to Customer. Neither Xyvision nor any officer, employee or representative of Xyvision (including, without limitation, the contractors) shall be deemed to be an employee of Customer. Nothing contained in this Agreement shall be construed so as to create a partnership, joint venture or agency and neither party shall be liable for the debts or obligations of the other. Neither party shall have any authority to bind or otherwise obligate the other party in any manner nor shall it represent to anyone that it has the right to do so. Xyvision assumes full responsibility for the contractors' acts or omissions. Xyvision agrees to inform the contractors that they are employees of Xyvision and not entitled to the provisions of any of Customer's employee benefits. Further, Customer shall not be responsible for providing workmen's compensation, disability benefits or unemployment insurance or for withholding or paying income taxes, wages or social security taxes.

8. CONFORMITY WITH CUSTOMER POLICIES
     As and to the extent that Xyvision comes upon Customer's premises to perform any Services, Xyvision shall require its personnel to comply with applicable Customer security and safety policies and rules.

9. INSURANCE
     Before commencing work, Xyvision shall procure and maintain, at its own expense, at all times during the term of this agreement at least the following insurance from a company satisfactory to Customer:

     A. Professional liability errors and omissions coverage with a minimum limit of $27,000.00.

   B. Worker's Compensation Insurance in accordance with the laws of the State in which the work is performed, and Employer's Liability limit of not less than $500,000.

   C. Comprehensive General Liability Insurance, including contractual liability insurance against the liability assumed herein, with limits not less than:

     1. Bodily Injury    $1,000,000 each person;
                        $1,000,000 each occurrence;
                        $1,000,000 aggregate.

     2. Property Damage  $1,000,000 each occurrence;
                        $1,000,000 aggregate; and

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   D. Comprehensive Automobile Liability Insurance, covering all owned, non-owned and hired automobiles used in connection with the work, with limits not less than:

     1. Bodily Injury    $100,000 each person;
                        $300,000 each occurrence;

     2. Property Damage  $100,000 each occurrence.

     Except for policies referenced in Sections A and B, Customer shall be named as additional insured under these policies of insurance.

     Xyvision shall furnish a certificate, satisfactory to Customer, from each insurance company showing the above insurance is in force, stating policy numbers, dates of expiration, and limits of liability thereunder, and further providing that the insurance will not be canceled or changed until the expiration of at least thirty (30) days after written notice of such cancellation or change has been mailed to and received by Customer.

10. ADVERTISING AND PROMOTION
     Xyvision may not, orally or in written material, refer to or use

     Customer's name in advertising, promotions, or otherwise, except with Customer's prior written consent.

11. CHANGES IN THE SERVICES TO BE PERFORMED BY XYVISION:
     Customer shall have the right to make any changes in or delete the services to be performed by Xyvision, and may direct Xyvision to perform additional services. All such material changes in specifications for services must be mutually agreed to in writing. Should any such changes increase, decrease or affect the amount, character, or time for performance of the services, Xyvision's compensation and/or time for performance shall be adjusted accordingly.

     Any unauthorized services provided hereunder shall be performed at the sole risk and expense of Xyvision; and Xyvision shall have no claim for payment for the provision of unauthorized goods and services.

12. TIME IS OF THE ESSENCE
     Time is of the essence for the delivery of services to be provided by Xyvision under this Agreement. Not in limitation of the foregoing, all services shall be provided by Xyvision on the dates scheduled as set forth in this Agreement.